Exhibit 99.1

Adamas Pharmaceuticals Announces Management Changes

New Role of Chief Operating Officer Created; New Chief Financial Officer Named

Emeryville, Calif., Aug. 13, 2014 (GLOBE NEWSWIRE) — Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today announced changes to its management team.

Jeffrey (Jeff) Knapp has been named Chief Operating Officer. In this newly created role, Mr. Knapp will continue to lead the build out of the sales and marketing organization, and will also oversee commercial operations, manufacturing, corporate development, medical affairs, alliance management and contracts.

Mr. Knapp joined Adamas as Chief Commercial Officer at the beginning of 2014. He brings more than 25 years of commercial and operations experience in the pharmaceutical/ biotechnology industry. Prior to Adamas, Mr. Knapp spent seven years as the Chief Commercial Officer for Affymax where he was responsible for building its U.S. commercial organization and leading the launch of the company’s first product for the treatment of anemia. Other previous roles include: Executive Vice President of Sales and Marketing for Abgenix, Vice President of Sales and Marketing for Pharmion, Vice President of Sales and Marketing for EMD Pharmaceuticals, and a number of sales, marketing, and business development roles for Eli Lilly and Schering Plough. Mr. Knapp earned his B.S. degree from Wittenberg University.

William (Bill) J. Dawson has been named Chief Financial Officer, replacing Anthony (Tony) Rimac.  Mr. Dawson will be responsible for financial strategy, financial planning and analysis, accounting, compliance, and SEC reporting and will play a key role in investor relations, corporate strategy and planning.

Mr. Dawson was most recently a consultant to a number of companies, including Adamas. Previously he served as Chief Financial Officer at Catalyst Biosciences, Inc., from 2010 to 2012. Prior to Catalyst, he was Vice President of Finance and Chief Financial Officer of Cerus Corporation, a publicly traded company, from 2004 to 2009.  Mr. Dawson also spent over 25 years in senior financial positions at several companies, including McKesson Corporation and Volpe Brown Whelan & Company LLC in the healthcare and biosciences industry.  He has also served on the board of directors of McGrath RentCorp since 1998 and Wellington Trust Company, a subsidiary of Wellington Management Company, LLP, since 2001. Mr. Dawson received a Bachelor’s degree from Stanford’s School of Engineering, Department of Architecture with a concentration in Mechanical Engineering and an M.B.A. from Harvard Business School.

Both Mr. Knapp and Mr. Dawson will report to Gregory Went, PhD., Chairman and Chief Executive Officer.

“These changes reflect the company’s continuing commitment to creating a world-class management team,” said Dr. Went. “In Jeff’s new role, having already demonstrated his strengths as an effective leader and a strategic thinker, he will have broader oversight for key functions at Adamas. Bill brings a deep and wide-ranging skill set in finance, corporate strategy, and governance that is vitally important to a pre-commercial company poised for significant growth.”

Dr. Went continued, “On behalf of the board and entire management team, we thank Tony for his many contributions to Adamas over the past three years.  He played a key role during his tenure here at Adamas in helping the company move its development plans forward and completing its initial public offering.  We wish him well in his future endeavors.”

About Adamas

Adamas Pharmaceuticals, Inc. is a specialty pharmaceutical company driven to improve the lives of those affected by chronic disorders of the central nervous system. The company achieves this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone or in fixed-dose combination products. Adamas is currently developing its lead wholly-owned product candidate, ADS-5102, for a complication of Parkinson’s disease known as levodopa-induced dyskinesia, or LID, and is evaluating other potential indications. The company’s portfolio also includes a fixed-dose combination product candidate, MDX-8704, being developed with Forest Laboratories, Inc., a subsidiary of Actavis plc, and an approved controlled-release product, Namenda XR®, which Forest developed and is marketing in the United States under an exclusive license from Adamas. For more information, please visit www.adamaspharma.com.

Namenda XR® is a registered trademark of Merz Pharma GmbH & Co. KGaA.

For questions, please contact:

Julie Wood

Corporate Communications

Adamas Pharmaceuticals, Inc.
Phone: 510-450-3528